For Immediate Release
For more information, contact:
James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Jennifer Tio
Maximum Marketing Services, Inc.
(312) 226-4111 x2449
Jennifer.tio@maxmarketing.com

Standard Motor Products, Inc. Announces Repayment of its
6¾% Convertible Subordinated Debentures due 2009

New York, NY, July 15, 2009......Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, today announced the repayment at maturity of all remaining outstanding 6¾% Convertible Subordinated Debentures due 2009 (“Debentures”). Approximately $32.1 million aggregate principal amount plus all accrued and unpaid interest on the Debentures was paid at maturity. The payment was financed through the Company’s existing credit facility.

Mr. James J. Burke, Standard Motor Products’ Chief Financial Officer, stated, “We are pleased with our ability to repay the convertible debentures at maturity. Over the past year, we have undertaken aggressive debt reduction efforts to increase our cash flow and reduce debt. Our reduced borrowing needs allowed us recently to amend our credit facility to reduce the facility to $200 million while allowing us to extend the maturity date to March 20, 2013.”